UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 6, 2008

Icagen, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-50676	56-1785001
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4222 Emperor Boulevard, Suite 350 Durham, North Carolina	27703
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (919) 941-5206

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.	Unregistered Sales of Equity Securities.

On February 6, 2008, Icagen, Inc. (the “Company”) provided Pfizer Inc (“Pfizer”) with a notice of exercise of the Company’s put option (the “Put Option”) under the Purchase Agreement dated August 13, 2007 with Pfizer for the private placement of approximately $10 million of the Company’s common stock, $0.001 par value per share (the “Common Stock”). Pursuant to the Put Option, the Company will issue and sell 5,847,953 shares (the “Shares”) of Common Stock to Pfizer at a price of $1.71 per share, which was the closing bid price of the Common Stock as reported on the Nasdaq Global Market as of 4:00 p.m. Eastern Time on the business day prior to the date of the exercise of the Put Option. The issuance of the Shares is scheduled to close on February 13, 2008.

The Company expects the issuance of the Shares to result in gross proceeds to the Company of approximately $10 million before deducting transaction expenses payable by the Company.

The Shares were offered and are to be sold to Pfizer without registration under the Securities Act of 1933, as amended (the “Securities Act”), or state securities laws, in reliance on the exemptions provided by Section 4(2) of the Securities Act and Regulation D promulgated thereunder and in reliance on similar exemptions under applicable state laws.

Item 8.01.	Other Events.

On February 6, 2008, the Company announced its exercise of the Put Option for the sale of the Shares to Pfizer. A copy of the press release issued in connection with the announcement is filed with this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

See Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICAGEN, INC.

Date: February 6, 2008	By:	/s/ P. Kay Wagoner
P. Kay Wagoner, Ph.D.
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release entitled, “Icagen Announces Second Investment by Pfizer,” issued by the Company on February 6, 2008